Exhibit 10.14

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated October 16, 2014, is between Tabbs Bay Energy, LP, a Texas limited partnership (“Seller”), with principal offices located at 8610 N New Braunfels Ave., Suite 705, San Antonio, Texas 78217, and Armada Oil, Inc., a Nevada corporation (“Buyer”), with principal offices located at 5220 Spring Valley Road, Suite 615, Dallas, TX  75254.  Seller and Buyer are sometimes referred to herein individually as a “Party” or collectively as the “Parties”.

Recitals:

A. Seller desires to sell, and Buyer desires to purchase, upon and subject to the terms and conditions hereinafter set forth, all of Seller’s right, title, interest and estate (of whatever kind or character, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, vested or contingent, or otherwise) in and to the Oil and Gas Interests (as hereinafter defined).

B.           Capitalized terms used in this Agreement, and in the schedules and exhibits attached hereto, shall have the meanings given to such terms in Exhibit A.

Agreements:

NOW, THEREFORE, in consideration of the above recitals and of the covenants and agreements herein contained, Seller and Buyer agree as follows:

1. Purchase and Sale .  Subject to and upon the terms and conditions herein set forth, Seller shall sell, transfer, assign, convey, and deliver the Oil and Gas Interests to Buyer, and Buyer shall purchase, receive, pay for, and accept the Oil and Gas Interests from Seller, effective as of 7:00 a.m. Central Daylight Savings Time on the first day of the month in which the Closing occurs (the “Effective Time”).

2. Purchase Price and Performance Deposit.

(a) Base Purchase Price.  The base purchase price for the Oil and Gas Interests shall be Sixteen Million Three Hundred Fifty Thousand Dollars and 00/100 ($16,350,000) (the “Base Purchase Price”).  The Base Purchase Price shall be adjusted as provided herein and as adjusted is referred to herein as the “Purchase Price.”  The Purchase Price shall be allocated among the Oil and Gas Interests in accordance with the values set forth on Exhibit D.  The “Allocated Value” for any Oil and Gas Interest equals the portion of the unadjusted Base Purchase Price allocated to such Oil and Gas Interest set forth on Exhibit D. Seller and Buyer acknowledge that the allocation of the Base Purchase Price in the manner set forth on Exhibit D is intended to comply with the allocation method required by Section 1060 of the Internal Revenue Code.  The Base Purchase Price is may be adjusted as follows:

Purchase and Sale Agreement

(i)
if the daily closing price (in U.S. Dollars) of Light Sweet Crude Oil (WTI) for January 2015 as measured by the CME Group Inc. and published on http://www.cmegroup.com/trading/energy/crude-oil/light-sweet-crude.html, or its successor publication (“Oil Price”) on the business day prior to the Closing Date is equal to or greater than $84.75, then the Base Purchase Price shall increase by One Hundred Twenty Thousand Dollars ($120,000), and then an additional One Hundred Twenty Thousand Dollar ($120,000) increase for each one dollar ($1.00) increase (counted from and including $84.75) in Oil Price. For example, if the Oil Price on the business day prior to the Closing Date is equal to an amount  from and including $84.75 up to $85.74, then the Base Purchase Price shall be Sixteen Million Four Hundred Seventy Thousand Dollars and 0/100 ($16,470,000) or if the Oil Price on the business day prior to the Closing Date is equal to an amount from and including $85.75 up to $86.74, then the Base Purchase Price shall be Sixteen Million Five Hundred Ninety Thousand Dollars and 0/100 ($16,590,000); or

(ii)
if the Oil Price on the business day prior to the Closing Date is less than $76.74, then, unless the Parties, each in their sole discretion, agree on a Purchase Price, Buyer may terminate this Agreement and the Performance Deposit shall be distributed to Buyer.

(b) Deposit.  Upon execution of this Agreement, Buyer shall deliver to Seller a performance deposit equal to One Hundred Thousand Dollars ($100,000) (the “Performance Deposit”) to assure Buyer’s performance of its obligations hereunder.  At Closing, the Performance Deposit shall be a Buyer’s credit against the payment of the Purchase Price.  If this Agreement is terminated without a Closing, then the distribution of the Performance Deposit shall be governed by the provisions of Section 23.  The Performance Deposit is subject to an increase as provided in Section 23.

3. Title Defect Definitions.

(a) Defensible Title Definition.  “Defensible Title” means, as to an Oil and Gas Interest, such title held by Seller, that, subject to and except for Permitted Encumbrances (as hereinafter defined):

(i) entitles Seller to receive not less than the “Net Revenue Interest” as set forth in Exhibit B of all oil, gas, and associated liquid and gaseous hydrocarbons  attributable or allocable to such Oil and Gas Interest (but only as to the depths identified on Exhibit B for such Oil and Gas Interest);

(ii) obligates Seller to bear costs and expenses relating to the maintenance, development, and operation of such Oil and Gas Interest (but only as to the depths identified on Exhibit B for such Oil and Gas Interest), in an amount not greater than the “Working Interest” set forth in Exhibit B; and

(iii) is free and clear of any and all liens, charges, and other similar encumbrances.

(b) Permitted Encumbrances Definition.  “Permitted Encumbrances” means:

Purchase and Sale Agreement

(i) any obligations or duties reserved to or vested in any municipality or other governmental body to regulate any Oil and Gas Interest in any manner;

(ii) the terms and conditions of all leases, contracts for sale, purchase, or processing of hydrocarbons, operating agreements, plant agreements, pipeline, gathering, and transportation agreements, disposal agreements, permits, licenses, and any other agreements and leases affecting and/or included within the Oil and Gas Interests, but only to the extent that they do not, individually or in the aggregate, operate to reduce Seller’s Net Revenue Interest in an Oil and Gas Interest below that shown in Exhibit B or increase Seller’s Working Interest in an Oil and Gas Interest above that shown in Exhibit B without a proportionate increase in the Net Revenue Interest;

(iii) (x) any Preferential Purchase Rights, (y) any consents that do not constitute Hard Consents and (z) subject to compliance with Section 12(c), any Hard Consents;

(iv) the presence or absence of easements, rights-of-way, permits, surface leases, and other similar rights on, over, or in respect of any of the Oil and Gas Interests, but only to the extent the presence or absence of same do not materially interfere with the operation of the Oil and Gas Interests as currently operated by Seller;

(v) lessor’s royalties, overriding royalties, production payments, net profits interests, reversionary interests, and similar burdens with respect to a well if the net cumulative effect of such burdens does not operate to reduce Seller’s Net Revenue Interest in such well below that shown in Exhibit B or increase Seller’s Working Interest in such well above that shown in Exhibit B without a proportionate increase in the Net Revenue Interest,

(vi) defects or irregularities of title as to which the relevant statute of limitation or prescription would bar any attack or claim against Seller’s title;

(vii) liens or other encumbrances for ad valorem, property, production, severance, excise, and similar Taxes or assessments not yet delinquent;

(viii) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, and other similar liens or encumbrances arising in the ordinary course of business for payments or obligations not yet due;

(ix) oil and gas production imbalances, except those resulting from overproduction or underproduction in the period prior to the Effective Time, and plugging and surface restoration obligations;

(x)  any maintenance of uniform interest provision in an operating agreement if waived by the party or parties having the right to enforce such provision or if the violation of such provision would not give rise to the unwinding of the sale of the affected Oil and Gas Interest by Seller to Buyer;

Purchase and Sale Agreement

(xi) conventional rights of reassignment obligating Seller to reassign its interest in any portion of the Leases to a third party, if such right is only triggered when Buyer expressly indicates its intention to release or abandon such interest prior to the expiration of the primary term or other termination of such interest;

(xii) any mortgage lien on the fee estate or mineral fee estate from which title to the relevant Oil and Gas Interest is derived which pre-dates the creation of the Oil and Gas Interest but which is not currently subject to foreclosure or other enforcement proceedings by the holder of the mortgage lien; and

(xiii) any defects waived or not asserted by Buyer under this Agreement.

(c) Title Defect.  An Oil and Gas Interest shall be deemed to have a “Title Defect” if Seller has less than Defensible Title to such Oil and Gas Interest.

(d) Adjustments to Allocations.

(i)	Buyer shall, promptly after execution of this Agreement, begin its title due diligence process, and, except for breaches of the representation and warranty set forth in Section 6(j) and the special warranty of title set forth in the Assignment, the rights and remedies set forth in this Section 3(d) shall be Buyer’s remedy with respect to Title Defects. Buyer may assert a Title Defect at any time on or before the second business day before the Closing Date. No Title Defects may be asserted after such time. Seller may request an adjustment to the Allocated Value of an Oil and Gas Interest at any time before the Closing Date, if Seller’s Net Revenue Interest or Working Interest for the Oil and Gas Interest is greater than that shown on Exhibit B (a “Title Benefit”). A notice requesting a Title Benefit or asserting a Title Defect must be timely and in writing and include appropriate documentation to substantiate the request, or the claimant will be deemed to have waived its request to adjust the Base Purchase Price as stated in the notice.

(ii)
If either Party gives notice as set forth in Section 3(d)(i), the Parties will meet and use their best efforts to agree on the validity of the request and, if applicable, the amount of the adjustment (which in no event shall a decrease in the Base Purchase Price for a Title Defect exceed the Allocated Value for such affected Oil and Gas Interest), using the following criteria:

A.
If the Title Defect is based on Seller owning a Net Revenue Interest less than that shown on Exhibit B, then the adjustment will be a decrease equal to the value of the number determined by the following formula:

Adjustment = A x (1-[B/C])

Where:

Purchase and Sale Agreement

A = Allocated Value for the affected Oil and Gas Interest

B = correct net revenue interest for the affected Oil and Gas Interest

C = Net Revenue Interest for the affected Oil and Gas Interest as shown on Exhibit B.

B.
If the Title Defect is based on an obligation or burden that is liquidated in amount, then the adjustment will be the sum necessary to remove the obligation or burden from the affected Oil and Gas Interest.

C.
If the Title Defect is based on an obligation or burden that is not liquidated, but can be estimated with reasonable certainty, the adjustment will be the sum necessary to compensate Buyer on the Closing Date for the adverse economic effect on the affected Oil and Gas Interest.

D.
If the amount of the adjustment for each Title Defect cannot be determined based on the above criteria, and if the Parties cannot otherwise agree on the amount of an adjustment, Seller may, at its sole option and upon written notice to Buyer, either:

(1)	terminate this Agreement and refund the performance deposit;

(2)	remove the affected Oil and Gas Interest from this Agreement and adjust the Base Purchase Price by an amount equal to the Allocated Value for that Oil and Gas Interest; or

(3)	elect to resolve the dispute under the alternative-dispute-resolution and arbitration provisions of this Agreement.

E.	If the request for an adjustment is based on a Title Benefit, then the Base Purchase Price shall increase by an amount equal to the absolute value of the number determined by the following formula:

Adjustment = A x (1-[C/B])

Where:

A = Allocated Value for the affected Oil and Gas Interest

B = correct net revenue interest for the affected Oil and Gas Interest

Purchase and Sale Agreement

C = Net Revenue Interest for the affected Oil and Gas Interest as shown on Exhibit B.

(iii)
The Base Purchase Price will be adjusted only if the sum (i.e. offsetting of increases and decreases) of all adjustments under this section is greater than one percent (1%) of the Base Purchase Price. If the sum of all adjustments would result in the Base Purchase Price being reduced by more than three percent (3%), Seller may, upon written notice to Buyer, either:

A.	terminate this Agreement and refund the performance deposit; or

B.	remove the affected Oil and Gas Interest from the Agreement and adjust the Base Purchase Price by an amount equal to the Allocated Value of such affected Oil and Gas Interest.

(iv)
Seller may, at its sole option, elect by written notice to Buyer before the Closing Date to cure some or all of the Title Defects. No adjustment will be made to the Base Purchase Price at Closing for the Title Defects that Seller elects to cure. If any Title Defect is not cured within ninety (90) days after Closing, the adjustment to the Base Purchase Price will be determined under the criteria set forth in this Section 3(d). If the total of all adjustments to the Base Purchase Price based on Title Defects is greater than three percent (3%) of the Base Purchase Price, Seller will refund the amount in excess thereof to Buyer.

4. Intentionally Omitted.

5. NORM and Other Substances.  Buyer acknowledges that the Oil and Gas Interests have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on, or under the Oil and Gas Interests.  Wells, equipment, and sites included in the Oil and Gas Interests may contain asbestos, or other hazardous substances.  NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms.  NORM containing material and/or other wastes or hazardous substances may have come in contact with various environmental media, including water, soils or sediment.  Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM, and other hazardous substances from the Oil and Gas Interests.  Notwithstanding anything herein to the contrary, Buyer shall not be permitted to claim as a breach of any covenant, warranty or representation hereunder, the presence of naturally occurring radioactive material (“NORM”) on the Oil and Gas Interests, unless such presence of NORM constitutes an condition resulting in a violation of Environmental Laws as of the date of this Agreement.

6. Representations of Seller.  As of the date hereof, Seller represents to Buyer as follows:

Purchase and Sale Agreement

(a) Qualification.  Seller is a limited partnership validly existing and in good standing under the laws of the State of Texas and is duly qualified to own its properties and Oil and Gas Interests and to carry on its business as now being conducted.

(b) Authority.  Seller has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized.

(c) Enforceability.  This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with the terms hereof, subject to the effects of bankruptcy, insolvency, and other similar laws affecting creditors’ rights.  Except for the consents and approvals listed in Schedule 6(c) (the “Scheduled Consents”) and filings with, notices to, or consents of governmental agencies customarily obtained subsequent to a sale or transfer, no consent or approval on the part of Seller or any other party is required to authorize the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby.

(d) No Violation.  Except filings with, notices to, or consents of governmental agencies customarily obtained subsequent to a sale or transfer and assuming the receipt of all consents applicable to the transactions contemplated hereunder, including Scheduled Consents, this Agreement, and the execution and delivery hereof by Seller, does not and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach of the charter or bylaws of Seller or any other governing documents of Seller, (ii) violate, conflict with, or constitute a default under, or result in the creation or imposition of any security interest, lien, or encumbrance upon any property or assets of Seller under any mortgage, indenture, or  financing agreement to which it is a party or by which the Oil and Gas Interests are bound, which violation, conflict, or default might adversely affect the ability of Seller to perform its obligation under this Agreement, or (iii) violate any statute or law or any judgment, decree, order, writ, injunction, regulation, or rule of any court or governmental authority, which violation might adversely affect the ability of Seller to perform its obligations under this Agreement.

(e) No Brokers’ Fees.  Seller has incurred no liability, contingent, or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

(f) Tax Matters.  All material Tax returns required to be filed by Seller on or before the Closing Date with respect to Taxes payable in respect of the Oil and Gas Interests have been, or will be, timely filed with the appropriate governmental authority and all Taxes shown on such returns have been or will be paid.

(g) Actions.  Except as disclosed on Schedule 6(g), there are no material actions, suits or proceedings pending for which Seller has received written notice, or to Seller’s knowledge threatened in writing, before any governmental body or arbitrator against Seller or to which the Oil and Gas Interests are otherwise subject in any material respect.

Purchase and Sale Agreement

(h) Liens.  Except as set forth on Schedule 6(h), to Seller’s knowledge, with respect to the Oil and Gas Interests, there are no (i) liens for taxes or assessments not yet delinquent or, if delinquent, being contested reasonably and by appropriate actions, and for which adequate cash reserves are maintained for the payment thereof; or (ii) any materialman's, mechanic's, repairman's, employee's, contractor's, operator's, and other similar liens or charges for amounts not yet delinquent, or if delinquent, being contested reasonably and by appropriate actions, and for which adequate cash reserves are maintained for the payment thereof in accordance with the applicable contracts.

(i) Definition of Seller’s Knowledge.  In those instances where Seller’s representations are made on the basis of “Seller’s knowledge,” such representations are made by Seller on the basis of the actual knowledge of Seller’s personnel at or above the officer level, after making inquiry of the first-level supervisory employees that are responsible for supervising the applicable matter.

(j) Title to Oil and Gas Interests. To Seller's knowledge, Seller has Defensible Title to the Oil and Gas Interests described in Seller’s various vesting deeds and assignments, and the security interests identified as “Encumbrances to be paid at Closing” on Schedule 6(j) attached hereto, shall be satisfied from the sales proceeds of Seller and will be released at or immediately after Closing. Seller has delivered, or will deliver or make available to Buyer all title insurance policies known and available to Seller that relate to the property and with respect to the property that is not insured by those policies Seller has delivered or will deliver and make available to Buyer, to the extent in Seller’s possession, any title reports, title opinions or title abstracts relating to such uninsured property (collectively, Seller’s title policies and the additional information relating to the uninsured property are referred to as the “Title Information”).  To Seller’s knowledge, all Title Information is substantially true and accurate in all material respects as of the dates each portion was prepared.  Seller makes no warranty or representation to Buyer regarding title to the Oil and Gas Interests, even as to a return of the Purchase Price, except that Seller will forever warrant and defend Defensible Title to the Oil and Gas Interests unto Buyer, its successors and assigns, against all lawful claims and demands of all parties claiming by, through or under Seller, but not otherwise, and except for matters, defects or claims that constitute Permitted Encumbrances.

(k) Contracts. To Seller’s knowledge, Schedule 6(k) attached hereto contains a true, correct and complete list of all of the Contracts, including all amendments and modifications thereto.  Other than the Contracts, to Seller’s knowledge, neither Seller nor any of its Affiliates is a party to or bound by the terms of any other contract or agreement that is binding on the Oil and Gas Interests.  To Seller’s knowledge, true, complete and correct copies of all of the Contracts have been delivered previously to Buyer. With respect to each Contract, to Seller’s knowledge, (i) such Contract is legal, valid, binding and enforceable; (ii) such Contract is in full force and effect; (iii) neither Seller nor any other party thereto, is in breach of or default under, and no event has occurred (or is likely to occur) which with notice or lapse of time (or both) would constitute a breach of or default under, or would permit termination, modification or acceleration of, such Contract; (iv) no party has repudiated or threatened to repudiate any provision of such Contract; and (v) Buyer’s acquisition of the Oil and Gas Interests at the Closing will not give rise to a breach, default or violation in any material respect by Seller or Buyer of such Contract and will not, except for Scheduled Consents, require the consent or approval of any third party.

Purchase and Sale Agreement

(l) Intentionally Omitted.

(m) Compliance with Laws. Except as set forth on Schedule 6(m), to Seller’s knowledge, Seller’s present operation of the Oil and Gas Interests is not in violation of, and does not fail to comply with, in any material respect, any material federal, state or local constitution, statute, law, ordinance, rule or regulation, including, but not limited to, those relating to zoning, environmental matters, reclamation, permits, bonding, employees, wages and occupational health and safety, or any judgment, award, decree, injunction, ruling or order of any Governmental Authority (collectively, “Laws and Regulations”) applicable to the Oil and Gas Interests. Except as set forth on Schedule 6(m) attached hereto, to Seller’s knowledge, Seller’s present use and operation of the Oil and Gas Interests does not violate or fail to comply with, in any material respect, any material Laws and Regulations. Except as set forth on Schedule 6(m) attached hereto, Seller has not received any unresolved written notice or other communication from any Governmental Authority of any material violation of any Laws and Regulations.

(n) Environmental Matters. Except as set forth on Schedule 6(n), to Seller’s knowledge, Seller’s conduct of the business and operation and maintenance of the Oil and Gas Interests is in material compliance with all Environmental Laws. Except as set forth on Schedule 6(n), Seller has not received, and Seller has no knowledge that any other person or entity has received, any unresolved notice, complaint, order or action from any Governmental Authority or person or entity relating to any Hazardous Substance or any material non-compliance with any applicable Environmental Law with respect to the property or the Oil and Gas Interests. Except as set forth on Schedule 6(n), to Seller’s knowledge, no event has occurred which, with or without the passage of time or the giving of notice, or both, presently constitutes a material non-compliance by Seller with, or a material violation by Seller of, any applicable Environmental Law.  For purposes of this Section 6(n), the term “Hazardous Substance” shall mean each and every element, compound, chemical mixture, petroleum and gas product, contaminant, pollutant, or substance, including without limitation, substances which are toxic, carcinogenic, ignitable, reactive, explosive, radioactive or otherwise dangerous and any other substance defined as a hazardous substance, hazardous waste, hazardous material, toxic material, toxic waste or special waste under any Laws and Regulations.

(o) Accuracy of Records.  To Seller’s knowledge, the Records (i) were prepared and have been maintained in accordance with accepted oil and gas industry practices, and (ii) accurately reflect information concerning the Oil and Gas Interests, in each case, in all material respects.

(p) Non-Operated Interests.  The Oil and Gas Interests do not include any non-operated properties or interests other than the Seller’s interest in properties described on Exhibit B as “Deep Rights” under two separate assignments from Gaither Petroleum Corporation to LA-TEX Goose Creek, Ltd., recorded, respectively, under Film Code 584-54-2188, and Instrument No. 2011-0177138 and one assignment from LA-TEX Goose Creek, Ltd. to Gaither Petroleum Corporation recorded under Instrument No. 2011-0178260, Official Public Records of Real Property of Harris County, Texas.

Purchase and Sale Agreement

7. Representations of Buyer».  As of the date hereof, Buyer represents to Seller as follows:

(a) Qualifications.  Buyer is a corporation validly existing and in good standing under the laws of the State of Nevada and is duly qualified to own its properties and assets and to carry on its business as now being conducted.

(b) Authority.  Buyer has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized.

(c) Enforceability.  This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with the terms hereof, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights.  No other act, approval, or proceeding on the part of Buyer or any other party is required to authorize the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby.

(d) No Violation.  This Agreement, and the execution and delivery hereof by Buyer, does not and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach of the charter or bylaws of Buyer or any other governing documents of Buyer, (ii) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any material agreement or instrument to which it is a party or by which it is presently bound, or (iii) violate any statute or law or any judgment, decree, order, writ, injunction, regulation, or rule of any court or governmental authority, which violation might adversely affect the ability of Buyer to perform its obligations under this Agreement.

(e) Permits.  Buyer possesses, or will possess on or before Closing, all required governmental licenses, permits, bonds, certificates, orders, and authorizations necessary to own and operate the Oil and Gas Interests.

(f) Sufficient Funds.  Buyer will have on the Closing Date and thereafter, sufficient cash to enable it to make payment in immediately available funds of the Purchase Price and any other amounts to be paid by it hereunder.

(g) Knowledgeable Investor.  Buyer is an experienced and knowledgeable investor in the oil and gas business and is sophisticated in the evaluation, purchase, ownership, and operation of oil and gas properties and related facilities.  Buyer is not acquiring the Oil and Gas Interests in connection with a distribution or resale thereof in violation of federal or state securities laws and the rules and regulations thereunder.

(h) No Reliance.  Prior to executing this Agreement, Buyer has been afforded an opportunity to (i) examine the Oil and Gas Interests and such documents, instruments, and other materials as it has requested to be provided to it by Seller, (ii) discuss with representatives of Seller such documents, instruments, and other materials and the nature, condition, and operation of the Oil and Gas Interests, and (iii) investigate the condition, including the surface and subsurface condition, of the Oil and Gas Interests.  In entering into this Agreement, Buyer (x) has relied solely on the express representations and covenants of Seller in this Agreement, its independent investigation of, and judgment with respect to, the Oil and Gas Interests, and the advice of its own legal, tax, economic, environmental, engineering, geological, and geophysical advisors, and not on any comments or statements of, or documents furnished by or on behalf of, Seller or its affiliates, or any representatives or agents of, or consultants or advisors engaged by, Seller or its affiliates and (y) has satisfied itself, or shall satisfy itself through its own due diligence, of the environmental and physical condition and contractual arrangements of the Oil and Gas Interests.

Purchase and Sale Agreement

(i) No Brokers’ Fees.  Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

8. Due Diligence Review.

(a) Records.  Prior to Closing, Seller has made available, and will make available, to Buyer, and Buyer’s authorized representatives, for examination as Buyer may reasonably request, electronic copies of all Lease files, land files, right-of-way files, well files, product purchase and sale, gathering, and processing contracts, division order files, abstracts, drilling and division order title opinions, engineering and geological data, reports, maps, logs, and well records contained in Seller’s files to the extent relating to the Oil and Gas Interests, other than (i) any geophysical data, (ii) any information subject to third party confidentiality agreements for which a consent or waiver cannot be secured by Seller after reasonable efforts, (iii) any information subject to an attorney/client, work product, or similar privilege, (iv) any proprietary evaluations or projections of Seller related to the Oil and Gas Interests, (collectively, subject to such exclusions, the “Records”).

(b) Inspections.  Seller shall permit Buyer and Buyer’s authorized representatives to consult with Seller’s employees during reasonable business hours and to conduct, at Buyer’s sole risk and expense, non-invasive site inspections and inventories of the Oil and Gas Interests that are Seller-operated.  The scope of the work comprising such inspections shall be limited to a Phase I review and otherwise as may be agreed upon by Buyer and Seller prior to commencement.  During such inspections, Buyer shall have the right to evaluate the Oil and Gas Interests to determine the condition of the Oil and Gas Interests, but Buyer shall have no right to, and shall not, conduct invasive or destructive testing of the Oil and Gas Interests or take samples from the Oil and Gas Interests, without Seller’s prior written consent.  If Buyer or any of its representatives accesses any of the Oil and Gas Interests or Seller’s offices, Buyer agrees to protect, defend, indemnify, and hold harmless the Seller Parties (as hereinafter defined) from and against any and all Claims occurring on or arising out of access to the Oil and Gas Interests or Seller’s offices, as the case may be, by Buyer and its representatives, even if such Claims are caused by the sole, joint, and/or concurrent negligence, strict liability or other fault of the Seller Parties. Buyer agrees to comply fully with all rules, regulations, and instructions issued by Seller regarding Buyer’s actions while upon, entering, or leaving the Oil and Gas Interests and Seller’s offices.

Purchase and Sale Agreement

9. Operations Pending Closing» .  Seller shall operate the Seller-operated Oil and Gas Interests using the same standard of care imposed on the “Operator” under the applicable joint operating agreements until Closing, or such later time as any applicable joint operating agreement may require, when such operation shall be turned over to, and become the responsibility of, Buyer.  During the period from the date of this Agreement to Closing, Seller shall (i) consult with Buyer with respect to all AFE’s over One Hundred Thousand Dollars ($100,000.00) net to the interests of Seller which are received by Seller with respect to any Oil and Gas Interest, and consult with Buyer with respect to the incurring of costs for discretionary expenditures for operations in excess of Fifty Thousand Dollars ($50,000.00) net to the interest of Seller for which AFE’s are not prepared, except as to the operations described in Schedule 9, which Seller may conduct without consulting with Buyer, (ii) use commercially reasonable efforts to operate the Seller-operated Oil and Gas Interests in accordance with the terms and conditions of all applicable contracts, laws, and regulations in all material respects, and (iii) not transfer, sell, hypothecate, encumber, abandon, or otherwise dispose of any material portion of the Oil and Gas Interests (other than the sale of production in the ordinary course of business or as required in connection with the exercise of third parties of preferential rights to purchase any of the Oil and Gas Interests) without the written consent of Buyer.

10. Conditions of Closing by Seller».  The obligation of Seller to consummate the transaction contemplated hereunder is subject to the satisfaction of the following conditions:

(a) the representations of Buyer contained in Section 7 are true and correct in all material respects on and as of the Closing Date, and all covenants and agreements hereunder to be performed by Buyer at or prior to the Closing have been performed and satisfied in all material respects, and Buyer shall be ready, willing and able to pay the full Purchase Price;

(b) no proceeding, action, suit, or investigation by a third party before any arbitrator or governmental authority shall, on the Closing Date, be pending or threatened that seeks to restrain, prohibit, or seek damages or other relief in connection with the Closing; and

(c) the Scheduled Consents shall have been satisfied or waived by the party entitled to grant or waive the Scheduled Consents.

11. Conditions of Closing by Buyer».  The obligation of Buyer to consummate the transaction contemplated hereunder is subject to the satisfaction of the following conditions:

(a) the representations of Seller contained in Section 6 are true and correct in all material respects on and as of the Closing Date, and all covenants and agreements hereunder to be performed by Seller at or prior to the Closing have been performed and satisfied in all material respects;

(b) no proceeding, action, suit, or investigation by a third party before any arbitrator or governmental authority shall, on the Closing Date, be pending or threatened that seeks to restrain, prohibit, or seek damages or other relief in connection with the Closing; and

(c) the Scheduled Consents shall have been satisfied or waived by the party entitled to grant or waive the Scheduled Consent.

Purchase and Sale Agreement

12. Other Purchase Price Adjustments.

(a) Casualty Loss.  Seller shall promptly notify Buyer of any Casualty Loss of which Seller becomes aware.  If any Casualty Loss occurs prior to Closing to any of the Oil and Gas Interests and such Casualty Loss may be repaired prior to Closing and, when repaired, the value of such Oil and Gas Interests shall not be materially diminished, then Seller may repair and remedy such Casualty Loss prior to Closing at Seller’s cost and shall notify Buyer of such election.  If Seller (i) elects to repair such Casualty Loss and such repair is not completed prior to Closing or the repair completed by Seller does not cause the value of such Oil and Gas Interests to be substantially the same as such value prior to the Casualty Loss, or (ii) is unable or unwilling to repair the Casualty Loss, then Buyer shall have the right to (x) proceed to Closing and accept the Oil and Gas Interests affected by the Casualty Loss with no adjustment to the Base Purchase Price, or (y) terminate this Agreement as to the Oil and Gas Interests affected by the Casualty Loss and receive a reduction in the Base Purchase Price by the allocated value of such Oil and Gas Interest.

(b) Intentionally Omitted.

(c) Consents.  Seller shall promptly give notices to all third parties holding any Scheduled Consents.  Seller shall use all reasonable efforts, but without obligation to incur any unreasonable cost or expense, to obtain any such Scheduled Consents.  Upon Seller’s request, Buyer will provide such information regarding Buyer and its operations and financial condition as Seller reasonably believes to be necessary or appropriate to obtain any such Scheduled Consents.  Any such Scheduled Consent waived by Buyer, or that is not a Hard Consent, shall be deemed a Permitted Encumbrance.  Unless waived by Buyer, if Seller fails to receive prior to Closing any Scheduled Consent (other than consents of governmental agencies customarily obtained subsequent to a sale or transfer) containing terms that expressly provide that an assignment without consent will terminate a Lease or render the assignment void or voidable (unless the consent may not be unreasonably withheld) (each a “Hard Consent”), then the Base Purchase Price shall be reduced by the allocated value of the affected Oil and Gas Interest, and such Oil and Gas Interest shall be excluded from the purchase and sale under this Agreement, subject, however, in all cases to Sections 10(c) and 11(c).  Seller shall have the right to continue to attempt to obtain any such Hard Consent not received by Closing during the 180-day period following the Closing Date. If Seller obtains any such Hard Consent before the end of such 180-day period, then, within 10 days after Seller delivers written notice to Buyer that it has obtained such Hard Consent, Seller shall assign to Buyer the affected Oil and Gas Interest excluded from the Closing pursuant to an instrument in substantially the same form as the Assignment and Buyer shall pay Seller the amount by which the Base Purchase Price was reduced at Closing for such Oil and Gas Interest.

13. Closing».  The Closing shall be held on or before November 14, 2014 at the offices of Seller’s legal counsel in Houston, Texas or at such other time and place as Seller and Buyer may mutually agree in writing, subject to Section 23. (the “Closing” or “Closing Date”).  The Parties shall use their best efforts to agree to any adjustments to the Base Purchase Price to be made prior to Closing, which shall be set forth in detail on a preliminary closing statement (the “Closing Statement”) to be exchanged between the Parties no later than five (5) business days prior to Closing.

Purchase and Sale Agreement

14. Transactions at Closing».  The following actions shall occur at Closing:

(a) Seller shall execute, acknowledge, and deliver to Buyer the instrument of conveyance in the form as set forth in Exhibit E conveying the Oil and Gas Interests (the “Assignment”), as well as any quitclaim deed for certain surface fee interests used in the field operations of the Oil and Gas Interests that were previously deeded to Seller;

(b) Seller and Buyer shall execute and deliver the Closing Statement that shall set forth the final Purchase Price for purposes of Closing;

(c) Seller shall deliver to Buyer the originals of the Records (and Seller shall retain electronic copies of the Records);

(d) Seller and Buyer shall execute, acknowledge, and deliver mutually agreeable transfer orders or letters-in-lieu prepared by Buyer, directing all purchasers of production to make future payments of proceeds attributable to production from the Oil and Gas Interests to Buyer as of the Effective Time;

(e) Seller shall deliver to Buyer (i) a certificate stating that the representations of Seller contained in Section 6 are true and correct, except for breaches as would not have a material adverse effect on the Oil and Gas Interests, as of the Closing Date and that Seller has performed, in all material aspects, all covenants and agreements to be performed by Seller hereunder at or prior to Closing, and (ii) a “non-foreign person” affidavit;

(f) Buyer shall deliver to Seller a certificate stating that the representations of Buyer contained in Section 7 are true and correct, in all material respects, as of the Closing Date, and that Buyer has performed, in all material aspects, all covenants and agreements to be performed by Buyer hereunder at or prior to Closing;

(g) Seller and Buyer shall execute and deliver all applicable governmental change of operatorship forms as appropriate to assign operatorship of record to Buyer as of the Closing Date (which Seller will promptly file) for all wells included in the Oil and Gas Interests for which Seller is currently operator of record with the applicable governmental authority; and

(h) Buyer shall deliver to Seller cash by wire transfer in the amount of the Purchase Price to an account designated in writing by Seller.

Purchase and Sale Agreement

15. Post-Closing Adjustments.  On or before ninety (90) days following the Closing Date (the “Final Settlement Date”), the Parties shall undertake to agree with respect to the adjustments or payments that were not finally determined as of Closing, and the amount due from Buyer or Seller, as the case may be, pursuant to the post-Closing adjustment herein.  Subject to Section 3(d), appropriate post-Closing adjustments shall include, only to the extent asserted in writing by Buyer to Seller prior to the sixtieth (60th) day following the Closing Date, any decrease in Seller’s Net Revenue Interest in an Oil and Gas Interest or any increase in Seller’s obligation to bear costs and expenses in excess of the Working Interest in an Oil and Gas Interest as set forth in Exhibit B (without a corresponding increase in Seller's Net Revenue Interest), resulting from any Title Defect not cured to Buyer’s reasonable satisfaction by the Final Settlement Date, with the adjustment to be calculated on the basis of the Net Revenue Interest and/or Working Interest in the affected Oil and Gas Interest to which Seller held Defensible Title on the Closing Date and/or its allocated value set forth on Exhibit D; provided, that in no event shall an adjustment for any Title Defect exceed the Allocated Value for such affected Oil and Gas Interest as set forth on Exhibit D.  On or before sixty (60) days following the Closing Date, Seller shall provide Buyer with a final Closing Statement setting forth the post-Closing adjustments to the preliminary Closing Statement (the “Final Closing Statement”).  Seller shall provide Buyer access to such of Seller’s records as may be reasonably necessary to verify the post-Closing adjustments shown on the Final Closing Statement.  Payment by Buyer or Seller shall be made in immediately available funds within five (5) days of such agreement.  If the Final Closing Statement has not been agreed upon on or before the Final Settlement Date, the matters that remain in dispute shall be submitted to a mutually agreed accounting firm (the “Closing Statement Arbitrator”) for review and final and binding resolution, unless otherwise agreed to by the Parties, except for adjustments relating to Hard Consents satisfied after Closing.  Buyer and Seller shall, not later than seven (7) days prior to the hearing date set by the Closing Statement Arbitrator, each submit a brief to the Closing Statement Arbitrator with dollar figures for settlement of the disputes as to the amount of the Purchase Price (together with a proposed Final Closing Statement that reflects such figures) consistent with their respective calculations previously exchanged pursuant to this Section 15.  The hearing will be scheduled seven (7) days following submission of the settlement briefs, or as soon thereafter as is acceptable to the Closing Statement Arbitrator, and shall be conducted on a confidential basis.  The Closing Statement Arbitrator shall consider only those items or amounts in the Final Closing Statement as to which the Parties disagreed and render a decision resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) promptly after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration.  The Closing Statement Arbitrator shall provide to the Parties explanations in writing of the reasons for its decisions regarding the Purchase Price and shall issue the Final Closing Statement reflecting such decision.  The decision of the Closing Statement Arbitrator shall be final and binding on the Parties.  The cost of any arbitration (including the fees and expenses of the Closing Statement Arbitrator) under this Section 15 shall be borne equally by Buyer and Seller.

16. Taxes and Suspended Funds»

(a) . All Taxes and similar obligations with respect to the tax period in which the Effective Time occurs (the “current tax period”) shall be apportioned between Seller and Buyer as of the Effective Time based on an estimate of the immediately preceding tax period assessment, and the Base Purchase Price shall be reduced at Closing by the amount of such estimated Taxes owed by Seller for that portion of the current tax period prior to the Effective Time.

(b) Suspense Accounts.  At Closing, the Base Purchase Price shall be decreased by an amount equal to all funds held in suspense by Seller related to proceeds of production and attributable to the interests of third parties in the Leases or lands pooled or unitized therewith, including funds suspended awaiting minimum disbursement requirements, funds suspended under division orders, and funds suspended for title and other defects (the “Suspended Funds”).  After Closing, Buyer shall administer all such accounts and assume all payment obligations to the proper parties with respect to the Suspended Funds in accordance with the terms of the Leases and all applicable laws, rules, and regulations.

Purchase and Sale Agreement

17. Closing Statement Adjustments; Entitlement.

(a) Proceeds Prior to Effective Time.  All proceeds, including proceeds held in suspense or escrow and proceeds received after the Effective Time for oil produced and held in storage on the Leases but not sold as of the Effective Time, attributable to the Oil and Gas Interests and accruing to the period prior to the Effective Time (including outstanding accounts receivable attributable to the period prior to the Effective Time) shall belong to Seller, and without limiting the foregoing, appropriate adjustments shall be made in the Closing Statement to reimburse Seller for oil, gas and/or hydrocarbons in storage as of the Effective Time.

(b) Proceeds On and After Effective Time.  All proceeds attributable to the Oil and Gas Interests and accruing to the period on and after the Effective Time shall belong to Buyer.  If Seller has received proceeds belonging to Buyer after the Effective Time, Seller will account to Buyer in the Closing Statement for such proceeds at the same price Seller received for the production in accordance with its existing product purchase and sale contracts.

(c) Adjustments for Expenses.  In the preliminary Closing Statement and Final Closing Statement, appropriate adjustments shall be made to reflect that Buyer shall bear any operating or capital costs and expenses for any period after the Effective Time and incurred in the ownership or operation of the Oil and Gas Interests after the Effective Time, and to reflect that Seller shall bear any operating or capital costs and expenses for any period prior to the Effective Time and incurred in the ownership or operation of the Oil and Gas Interests prior to the Effective Time.

(d) Overhead Expenses.  Seller (i) shall retain overhead charges and rates received by Seller in its capacity as Operator under the operating agreement or COPAS accounting procedure attributable to any jointly owned Leases through the end of the month in which Closing and/or transfer of operations occurs, whichever is later, and (ii) shall be entitled to deduct and retain, in the Closing Statement, as overhead charges the monthly amounts of $500 per well producing from a zone that is 0-6,000' feet below the surface, and $850 per well producing from a zone deeper than said depth, for each such well operated by Seller and included in the Oil and Gas Interests through the end of the month in which Closing and/or transfer of operations occurs, whichever is later.

18. Indemnity of Seller.

(a) Seller’s Indemnity.  From and after Closing, subject to the provisions of this Agreement, Seller shall, to the fullest extent permitted by law, protect, defend, indemnify, and hold harmless Buyer and its affiliates, including the directors, officers, employees, agents, and representatives of each of them (collectively, the “Buyer Parties”) from and against any and all Claims attributable to or arising out of (i) the payment, underpayment or nonpayment of property, ad valorem, windfall profit, severance or other similar Taxes relating to the Oil and Gas Interests or Seller and relating to periods of time prior to the Closing Date, (ii) the breach by Seller of any of its representations in Section 6  (iii) the breach by Seller of any of its agreements and covenants in this Agreement,  (iv) any obligation assumed by Buyer under Section 19(a) that is attributable to the period before the Effective Time and (v) any retained liability set forth on Schedule 18.

Purchase and Sale Agreement

(b) Claims Date.  After Closing, any assertion by Buyer that Seller is liable under the terms of the indemnities provided by Section 18(a)(i), (ii), and (iii) must be made by Buyer in writing and must be given to Seller (or not at all) on or prior to the close of business on the date that is one hundred and eighty (180) days counted from and after the Closing Date, after which time such indemnities shall terminate and no claim may be made thereunder (provided the foregoing shall not terminate a bona fide indemnity claim made in accordance with this Agreement before such termination); provided further that this limitation shall not apply to claims made in respect of a breach of Section 6(e) or 6(f) which shall survive the Closing until the expiration of the applicable statute of limitations.  After Closing, any assertion by Buyer that Seller is liable under the terms of the indemnity provided by Section 18(a)(iv) must be made by Buyer in writing and must be given to Seller (or not at all) on or prior to the close of business on the date that is one year counted from and after the Closing Date, after which time such indemnity shall terminate and no claim may be made thereunder (provided the foregoing shall not terminate a bona fide indemnity claim made in accordance with this Agreement before such termination).  Any notice to Seller shall state the facts known to Buyer that give rise to such notice in sufficient detail to allow Seller to evaluate the assertion.

(c) Notice and Defense.  If a Claim arises for which Buyer intends to seek indemnity with respect thereto under Section 18(a), as a condition precedent to indemnification, Buyer shall notify Seller of such Claim within thirty (30) days after the date on which Buyer becomes aware of such Claim.  Seller shall have thirty (30) days after receipt of such notice to undertake, conduct, and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and Buyer shall cooperate with Seller in connection therewith.  So long as Seller has undertaken the defense of, and responsibility for, any such Claim and is reasonably contesting any such Claim in good faith, by appropriate proceedings (including the filing or posting of appeal bonds, supersedeas bonds and similar bonds), Buyer shall not pay or settle any such Claim.  Buyer shall have the right to pay or settle any such Claim, but such payment or settlement shall waive any right to indemnity by Seller for such Claim for all purposes.  If Seller does not notify Buyer within thirty (30) days after the receipt of Buyer’s effective notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, then Buyer shall have the right to contest, settle, or compromise the Claim, but shall not thereby waive any right to indemnity therefor under this Section 18.

(d) Small Claims.  Seller shall have no liability under Section 18(a) for any individual Claim of less than twenty thousand dollars ($20,000.00) (each, a “Small Claim”).

(e) Deductible.  None of the Buyer Parties shall be entitled to assert any right to indemnification under Section 18(a) until the aggregate amount of all Claims, including Small Claims, actually suffered by the Buyer Parties exceeds one hundred and twenty-five thousand dollars ($125,000), and then only to the extent such Claims exceed, in the aggregate one hundred and twenty-five thousand dollars ($125,000).

Purchase and Sale Agreement

(f) Aggregate Limitation on Seller’s Liability.  In addition to the limitation in Sections 18(d) and (e) above, in no event shall Seller ever be required to indemnify the Buyer Parties for Claims under Section 18(a), other than Claims for breaches by Seller of its representations in Sections 6(e), (f) and (j), or to pay any other amount in connection with or with respect to the transactions contemplated by this Agreement in any amount exceeding, in the aggregate, fifteen percent (15%) of the Base Purchase Price (the “Cap”); provided that with respect to Claims for breaches by Seller of its representations in Section 6(n), the Cap shall be twenty-five percent (25%).

(g) Compliance with Express Negligence Rule.  The indemnification, waiver, and release provisions of Seller in this Agreement, including those in this Section 18 and Section 20 below, shall be applicable whether or not the Claims in question arose solely or in part from the active, passive, comparative, contributory, concurrent, sole or joint negligence, strict liability or other fault of any of the Buyer Parties, other than gross negligence and willful misconduct.

(h) Exclusive Remedy.  Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, this Section 18 contains the exclusive remedy that Buyer Parties may seek against Seller with respect to (i) breaches of this Agreement, (ii) Seller's ownership or operation of the Oil and Gas Interests or (iii) the condition, quality or value of the Oil and Gas Interests, and all other remedies that may be available at law or in equity from and after Closing are hereby waived by Buyer (on behalf of itself, all Buyer Parties, and its and their respective insurers) in their entirety.

(i) Assertion.  Any claim for indemnity to which a Buyer Party is entitled must be asserted by and through Buyer, and not otherwise.

19. Assumption of Obligations and Indemnities of Buyer.

(a) Assumption by Buyer.  From and after Closing, without limiting Buyer’s right to indemnification under Section 18, Buyer agrees to assume, perform, pay, and fully discharge any and all liabilities and obligations that arise on or after the Effective Time in respect of the Oil and Gas Interests, including liabilities and obligations (i) to pay and deliver royalties, overriding royalties, non-participating royalties, and other burdens on production, (ii) in connection with or arising out of balancing of overproduction or underproduction from the Oil and Gas Interests, (iii) necessary to comply with all laws and governmental regulations with respect to the Oil and Gas Interests, including the lawful plugging and abandonment of oil and gas wells and the restoration of the surface of the land, or any governmental request or other requirement to abandon any pipeline or facility or take any clean-up, remedial, or other action with respect to the Oil and Gas Interests, regardless of when the events occurred that caused such condition to exist or the obligation to arise, (iv) to dismantle or decommission and remove any personal property used with respect to the Oil and Gas Interests and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Oil and Gas Interests, (v) to perform all obligations applicable to or imposed on the lessee, owner or operator under the Leases and any applicable contracts, or as required by any law, and (vi) related to administration and payment of the Suspended Funds.

Purchase and Sale Agreement

(b) Buyer’s Indemnity.  From and after Closing, without limiting Buyer’s right to indemnification under Section 18, Buyer shall, to the fullest extent permitted by law, protect, defend, indemnify, and hold harmless Seller and its affiliates, and the directors, officers, employees, agents, insurers, advisors and representatives of each of them (collectively, the “Seller Parties”) from and against any and all Claims attributable to or arising out of the following:  (i) the use, ownership, or operation of the Oil and Gas Interests from and after the Effective Time, (ii) Buyer’s assumption of any obligation or liability contained in this Section 19, (iii) the breach by Buyer of any of its representations in Section 7, and (iv) the breach by Buyer of any of its agreements and covenants in this Agreement.

(c) Compliance with Express Negligence Rule.  The indemnification, waiver, release, and assumption provisions of Buyer in this Agreement, including those in Section 19 and Section 20 below, shall be applicable whether or not the Claims in question arose solely or in part from the active, passive, comparative, contributory, concurrent, gross, sole or joint negligence, strict liability or other fault of any of the Seller Parties.

20. DISCLAIMERS AND WAIVERS.  SELLER AND BUYER ACKNOWLEDGE THAT THIS AGREEMENT PROVIDES CERTAIN EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER FOR THE BENEFIT OF BUYER.

EXCEPT FOR THE SPECIAL WARRANTY OF TITLE, AND FOR SUCH EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS, WITH RESPECT TO THE OIL AND GAS INTERESTS AND THE TRANSACTIONS CONTEMPLATED HEREBY, (i) SELLER MAKES NO, AND BUYER HAS NOT RELIED UPON ANY, REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, NOT EVEN AS TO A RETURN OF THE PURCHASE PRICE, AND (ii) BUYER HAS NOT RELIED UPON, AND SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR, ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EQUITY OWNERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY EMPLOYEE, AGENT, OFFICER, DIRECTOR, MEMBER, MANAGER, EQUITY OWNER, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).  SELLER FURTHER DISCLAIMS, AND BUYER ACKNOWLEDGES IT HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE OIL AND GAS INTERESTS, INCLUDING THE EQUIPMENT AND OTHER TANGIBLE PERSONAL PROPERTY TRANSFERRED HEREUNDER, IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE, SUBJECT ONLY TO THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER IN THIS AGREEMENT.

Purchase and Sale Agreement

21. Confidentiality.  All Records, and all other confidential data provided to Buyer, whether before or after the date of this Agreement shall be subject to the Confidentiality Agreement.

22. Further Assurances.  Incidental and subsequent to Closing, each of the Parties shall execute, acknowledge, and deliver to the other Party such further instruments, and take such other actions, as may be reasonably necessary to carry out the provisions of this Agreement, including without limitation any state or federal filings or forms that are applicable to the conveyance to Buyer of any state or federal oil and gas leases or interests included in the Oil and Gas Interests.

23. Failure to Close.  Subject to the other provisions of this Section 23, if all of the conditions to Closing set forth in Sections 10 and 11 hereof have not been satisfied or waived by the Parties on or before the Closing Date of November 14, 2014 (or such later date as hereafter may be mutually agreed upon by the Parties in writing), this Agreement shall terminate automatically (provided that Buyer’s indemnity in Section 8(b) shall survive), and neither Party hereto shall have any further obligations or any liability to the other Party under this Agreement, but nothing herein shall relieve either Party from liability for the willful failure to satisfy any conditions to Closing required to be satisfied by it; provided, however, that the Closing Date may be extended to December 12, 2014 if, on or before November 14, 2014, Buyer pays directly to Seller (in cash by wire transfer to an account designated by Seller) an additional amount equal to $100,000, which shall be deemed included in the Performance Deposit for all purposes under this Agreement, and credited against the Purchase Price and/or distributed as provided herein.    If (i) the conditions to Buyer’s obligations to close as set forth in Section 11 have not been satisfied or waived by the Closing Date or (ii) this transaction is not consummated by the Closing Date due to the conditions of Closing contained in Section 10(c), the Performance Deposit shall be returned to Buyer.  If this transaction is not consummated by Buyer by the Closing Date for any other reason, including the failure to obtain financing, Seller may retain the Performance Deposit, as agreed liquidated damages and not as a penalty, it being agreed that actual damages would be difficult to ascertain and that such amount is reasonable.  Upon any termination of this Agreement, Seller shall be free immediately to enjoy all rights of ownership of the Oil and Gas Interests and to sell, transfer, encumber, or otherwise dispose of the Oil and Gas Interests to any party without any restriction under this Agreement.

24. Use of Seller Names.  Buyer agrees that, as soon as practicable after Closing, it will remove or cause to be removed the names and marks “Tabbs Bay Energy” where and if they exist, and all variations and derivatives thereof from the Oil and Gas Interests.

25. Continuation of Operatorship.  If Seller presently operates any Oil and Gas Interest, Seller makes no representation, warranty, or covenant that Buyer will become operator of any or all of the Oil and Gas Interests; provided, however, to the extent rights of selecting a successor operator may be exercised by Seller under an existing agreement, Seller agrees to select Buyer or Buyer’s designee as the successor operator of those Oil and Gas Interests.  Buyer acknowledges that operations will be governed by the applicable operating agreements or other related agreements affecting the Oil and Gas Interests.

Purchase and Sale Agreement

26. Recording Documents.  Buyer shall pay all documentary, filing, and recording fees incurred in connection with the filing and recording of the instruments of conveyance.  Within sixty (60) days after Closing, Buyer shall provide Seller with recorded copies of all documents conveying the Oil and Gas Interests to Buyer.

27. Notices.  All notices hereunder shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made when personally delivered by hand delivery, overnight courier, facsimile (with confirmation of receipt) or electronic mail (with confirmation of receipt) to the individual indicated below, or if mailed, when received by the Party charged with such notice and addressed as follows:

SELLER

Tabbs Bay Energy, LP
Attention: Reeves Hollimon
8610 N. New Braunfels, Suite 705
San Antonio, Texas 78217
Phone:  210-829-8822
Facsimile:  210-829-8833
Email: rhollimon@hollimonoil.com

BUYER

Armada Oil, Inc.

Attention: Randy M. Griffin
5220 Spring Valley Road, Suite 615
Dallas, TX  75254
Phone:  972-490-9595
Facsimile:  972-490-9161
Email:  rgriffin@armadaoil.us

Any Party may, by written notice so delivered to the other, change the address of the individual to which or to whom delivery shall thereafter be made.

28. Entire Agreement».  This instrument states the entire agreement and supersedes all prior agreements (except the Confidentiality Agreement between Buyer and Seller) between the Parties concerning the subject matter hereof.  This Agreement may be supplemented, altered, amended, modified, or revoked by writing only, signed by both Parties.

29. Counterparts».  This Agreement may be executed in several counterparts, all of which are identical except that, to facilitate recordation, certain counterparts hereof may include only that portion of the exhibits which contain descriptions of the properties located in (or otherwise subject to the recording or filing requirements and/or protections of the recording or filing acts or regulations of) the recording jurisdiction in which the particular counterpart is to be recorded, and other portions of the exhibits shall be included in such counterparts by reference only.  All of such counterparts together shall constitute one and the same instrument.  Complete copies of this Agreement containing the entire exhibits have been retained by Seller and Buyer.

Purchase and Sale Agreement

30. Time of Essence».  Time is of the essence in this Agreement.

31. Announcements».  The Parties acknowledge and agree that no press release or other public announcement, or public statement or comment in response to any inquiry, or other disclosure that is reasonably expected to result in a press release or public announcement by any party hereto or any third Person, relating to the subject matter of this Agreement shall be issued or made by Seller or Buyer, or their respective Affiliates, without the joint written approval of Seller and Buyer, each of which may withhold its approval in its sole discretion; provided that, a press release or other public announcement, or public statement or comment in response to any inquiry, made without such joint approval shall not be in violation of this Section 31 if it is made in order for the disclosing party or any of its Affiliates to comply with applicable Laws or stock exchange rules or regulations, provided it is limited to those disclosures that are required to so comply; provided, however, that the foregoing shall not restrict either party hereto from recording the conveyances delivered at Closing or from complying with any disclosure requirements of Governmental Bodies that are applicable to the transfer of the Oil and Gas Interests or of the operation thereof.

32. Waiver».  Any of the terms, provisions, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by the Party waiving compliance.  The failure of any Party at any time or times to require performance of any provisions hereof shall in no manner affect such Party’s right to enforce the same.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

33. Governing Law».  This Agreement and the rights and obligations of the Parties hereto shall be governed, construed, and enforced in accordance with the laws of the State of Texas.  Any claim or cause of action arising from this Agreement shall be brought in the State or Federal District Court of Harris County, Texas.

34. Venue and Jurisdiction.  Each Party consents to personal jurisdiction in any legal action, suit or proceeding with respect to this Agreement in any court, federal or state, within Harris County, Texas, having subject matter jurisdiction and with respect to any such claim, each Party irrevocably waives, to the fullest extent permitted by law, any Claim, or any objection that it may now or hereafter have, that venue or jurisdiction is not proper with respect to any such legal action, suit or proceeding brought in such court in Harris County, Texas, including any claim that such legal action, suit or proceeding brought in such court has been brought in an inconvenient forum and any Claim that such Party is not subject to personal jurisdiction or service of process in such Harris County, Texas forum.

35. Legal Fees».  The prevailing Party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys’ fees from the non-prevailing Party.

Purchase and Sale Agreement

36. Interpretation of Agreement».  In construing this Agreement, the following principles shall be followed:

(i)	no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(ii)	the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;

(iii)	unless otherwise specified, the plural shall be deemed to include the singular, and vice versa; and

(iv)	each gender shall be deemed to include the other genders.

37. Captions.  The headings in this Agreement are for the convenience of reference only and shall not be deemed to alter or affect any provision hereof.  References in this Agreement to articles, sections and exhibits are to articles, sections and exhibits of this Agreement unless otherwise specified.

38. Agreement for the Parties’ Benefit Only».  This Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder, and no person other than the parties hereto is entitled to rely on any representation, covenant, or agreement contained herein, except as provided expressly in Sections 18 and 19.

39. Assignment and Binding Effect». This Agreement or any portion thereof and the rights and obligations hereunder shall not be assignable or delegable by either Party (except by Buyer, in its sole discretion, to a wholly-owned subsidiary or partnership formed for the purpose of owning the Oil and Gas Interests, provided, that such assignment shall not relieve Buyer of any of its responsibilities, obligations and liabilities under this Agreement) without the prior written consent of the other Party.  Except as provided in the preceding sentence, the terms, provisions, covenants, representations, and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their successors.

40. Consequential  Damages Waiver.  Notwithstanding anything to the contrary in this Agreement, neither Party shall be liable to the other Party for any exemplary, punitive, special, indirect, consequential, remote, or speculative damages arising out of or relating to, in any manner, this Agreement, the transaction contemplated hereunder, or the Oil and Gas Interests, even if such damages are caused by the sole, joint, or concurrent negligence, strict liability, or other fault of the Party whose liability is being waived hereby, except to the extent such damages are suffered by a third party and asserted through a third party Claim subject to indemnification hereunder.

Purchase and Sale Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLER:

TABBS BAY ENERGY, LP,
By: Tabbs Bay Partners, LLC
Its general partner

/s/Reeves Hollimon
By: _____________________________
Reeves Hollimon, Manager

BUYER:

ARMADA OIL, INC.

/s/Randy M. Griffin
By:  ____________________________
      Randy M. Griffin, CEO

Purchase and Sale Agreement